Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PARAGON 28, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

The undersigned, for purposes of amending the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of Paragon 28, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.

The name of the Corporation is Paragon 28, Inc. The Corporation filed its certificate of incorporation with the Secretary of State of the State of Delaware on October 8, 2021. The Corporation filed its amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on October 19, 2021.

2.	Article VI, Section A of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The members of the Board of Directors already in office will remain in their current class. Each of the directors elected as Class I, Class II, Class III and Class I directors at the 2022, 2023, 2024 and 2025 annual meeting of the stockholders of the Corporation, respectively, shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each of the directors elected as Class II directors at the 2026 annual meeting of the stockholders of the Corporation shall be elected for a two-year term expiring at the 2028 annual meeting of stockholders. Each of the directors to be elected as Class III directors at the 2027 annual meeting of the stockholders of the Corporation shall be elected for a one-year term expiring at the 2028 annual meeting of stockholders. Commencing with the 2028 annual meeting of the stockholders of the Corporation, the directors of the Corporation shall no longer be classified and, at each annual meeting of the stockholders of the Corporation, each of the directors shall be elected for one-year terms. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

3.	Article VI, Section C of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Until the 2028 annual meeting of the stockholders of the Corporation, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors. From and after the 2028 annual meeting of the stockholders of the Corporation, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time (a) only as provided in Section 141(k) of the General Corporation Law of the State of Delaware and (b) only by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.”

4.	Article VI, Section F of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. Until the 2028 annual meeting of the stockholders of the Corporation, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors. From and after the 2028 annual meeting of the stockholders of the Corporation, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.”

5.	Article XI, Section A of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Until the 2028 annual meeting of the stockholders of the Corporation, notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, and this Article XI. From and after the 2028 annual meeting of the stockholders of the Corporation, such provisions may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.”

6.

The stockholders of the Corporation duly adopted such amendments at the annual meeting of stockholders held on May 17, 2023 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

7.	Such amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 17th day of May, 2023.

PARAGON 28, INC.

/s/ Stephen Deitsch
Stephen Deitsch
Chief Financial Officer